Exhibit 99
Joint Filer Information
Name: Buckeye GP LLC
Address:	One Greenway Plaza, Suite 600 Houston, TX 77046
Designated Filer: Buckeye Partners, L.P.
Issuer & Ticker Symbol: Buckeye GP Holdings L.P. (BGH)
Date of Event Requiring Statement: 6/10/2010
Signature of Joint Filer

Buckeye GP LLC
By:	/s/ William H. Schmidt, Jr.	Date: 6/21/2010
Name:William H. Schidt, Jr.
Title:Vice President, General Counsel and Secretary